SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TCW STRATEGIC INCOME FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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September 28, 2015

Dear Shareholder,

On September 22, 2015 an Annual Meeting of Shareholders was held for TCW Strategic Income Fund. At the meeting, shareholders were asked to vote on: The election of ten directors, the selection of an independent auditing firm and an amendment to the articles of incorporation. The election of the ten directors and the selection of auditors have passed, but the annual meeting was adjourned to provide shareholders more time to cast their vote on the amendment to the articles of incorporation proposal. The adjourned meeting is scheduled for October 23, 2015 at 9:00 a.m. PST at TCW’s Offices. Please cast your proxy vote now so that your vote will be received in time for this adjourned meeting.

Why are shareholders being asked to approve the amendment of the Articles of Incorporation to eliminate the requirement that a proposal to convert the Fund to an open-end mutual fund be submitted for shareholder approval under certain circumstances? Article X has been a part of the Articles since the Company’s inception in 1987. Over the past ten years, the Company has been required under Article X to solicit a shareholder vote relating to converting from a closed-end structure to an open-end structure three times and, each time, the proposal has failed by a wide margin to obtain the required shareholder approval. However, this proposal requires the Company and its officers, as well as TCW as its investment adviser, to devote additional time, money and resources to present this proposal to shareholders despite the limited likelihood it would pass. In addition, management of the Company, as well as the Board, sees no apparent benefit to shareholders from the requirement. TCW does not believe a forced conversion to an open-end structure is always in the shareholders’ best interest.

What is the current requirement under Article X of the Articles of Incorporation that is proposed to be eliminated? Article X of the Company’s Articles requires that the Company automatically present shareholders with a proposal to convert the Company to an open-end mutual fund at the next annual shareholders’ meeting if the share price discount to its net asset value per share averages more than 10% during the final 12 weeks of a fiscal year. The discount is measured by averaging the discounts as of the end of each week during that 12-week period. If a proposal is required as a result of Article X, passage of the proposal requires approval of two-thirds of the Company’s outstanding shares to pass. If passed, the Company must undertake the expense of converting from a closed-end management investment company to an open-end mutual fund, which means its stock becomes redeemable on a daily basis at the conclusion of that conversion.

How do I vote? (THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL)

There are four convenient methods for casting your proxy and voting ‘For’ the proposal. You can quickly vote, without incurring any charges, via any one of the following methods:

1.	Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

2.	Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

3.	Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

We would be very grateful if you would use one of the first two methods listed above to ensure that your vote is recorded by October 23rd.

We very much appreciate your attention to this matter and your support of TCW Strategic Income Fund.

Sincerely,

Patrick W. Dennis
Assistant Secretary

OBO